Exhibit 5.1

Gary R. Henrie

Attorney at Law

3518 N. 1450 W. Pleasant Grove, UT 84062	Telephone: 702-616-3093 e-mail: grhlaw@hotmail.com

July 6, 2010

Dreams, Inc.

Two South University Drive, Suite 325

Plantation, Florida 33324

Re:	Dreams, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

I am licensed to practice law in the State of Utah and have acted as special Utah counsel for Dreams, Inc., a Utah corporation (the “Company”), for the purpose of issuing this opinion letter in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the offering of shares of the Company’s common stock at prices to be determined with a total value of up to $6,000,000. The Registration Statement will also register 1,428,570 shares of the Company’s common stock to be sold by selling shareholders.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement; (b) the Company’s Articles of Incorporation and all amendments thereto; (c) the Company’s Bylaws; (d) a certificate signed by the CFO of the Company; and (e) such statutes, records and other documents including certain filings of the Company archived on EDGAR as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof and the truthfulness of statements set forth in such documents. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion with respect to the common stock to be sold by the Company, that upon sale and proper payment therefore, the shares will be legally issued, fully paid and non-assessable. I am further of the opinion that the 1,428,570 shares of common stock to be sold by the selling shareholders are legally issued, fully paid and non-assessable and will remain legally issued, fully paid and non-assessable in the hands of any subsequent purchaser. This opinion is based on Utah general corporate law, all applicable Utah statutory provisions and reported judicial decisions interpreting these law.

Very truly yours,

/s/ Gary R. Henrie, Esq.

Gary R. Henrie, Esq.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to myself under the caption Legal Matters in the Registration Statement.

Very truly yours,

/s/ Gary R. Henrie, Esq.

Gary R. Henrie, Esq.